Mantyla McReynolds LLC
5872 South 900 East, Suite 250
Salt Lake City, Utah 84121
Telephone: (801) 269-1818
Fax: (801) 266-3481
www.mmacpa.com

January 28, 2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:	Chilco River Holdings, Inc.
Commission File No. 000-50911

To Whom It May Concern:

We have read the statements made by Chilco River Holdings, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. We agree with the statements concerning our firm in such current report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Mantyla McReynolds LLC

Mantyla McReynolds LLC